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                                                                       Exhibit 1

 ANNOUNCEMENT ON THE COMMENCEMENT DATE AND THE EFFECTIVENESS IN CONNECTION WITH
    THE GENERAL OFFER OF PETROCHINA COMPANY LIMITED TO ACQUIRE THE A SHARES
                                       OF
                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED

According to the "Report on the Offer to Acquire the A Shares of Jilin Chemical Industrial Company Limited" ("the Offer Report"), published in the China Securities Journal, Securities Times, Shanghai Securities News, and on cninfo.com.cn on November 16, 2005 by PetroChina Company Limited ("PetroChina" or the "Offeror"), the effectiveness of PetroChina's offer to acquire the A shares of Jilin Chemical Industrial Company Limited ("Jilin") (the "A Share Offer") is conditioned on the satisfaction of all of the conditions to the H Share Offer.

The special class meeting of holders of the H shares of Jilin was held in the Conrad Hong Kong, Pacific Place, 88 Queensway, Hong Kong on December 31, 2005 ("H Share Class Meeting"). At the H Share Class Meeting, the resolution to voluntarily withdraw the listings of the H shares of Jilin ("Jilin H Shares") and the American depositary shares of Jilin ("Jilin ADSs") from the Hong Kong Stock Exchange ("HKSE") and the New York Stock Exchange ("NYSE") respectively was passed. As of January 5, 2006 New York time and January 6, 2006 Hong Kong time, 829,280,972 Jilin H Shares have been filed for acceptance and not been withdrawn (including Jilin H Shares represented by Jilin ADSs), in other words, holders of Jilin H Shares ("Jilin H Shareholders") and holders of Jilin ADSs ("Jilin ADS Holders"), who jointly hold 85.96% of the voting H shares of Jilin have accepted PetroChina's offer to acquire Jilin H Shares (the "H Share Offer"). Accordingly, the following conditions to the H Share Offer have already been satisfied:

     1. A resolution in relation to the withdrawal of the listing of Jilin H Shares from the HKSE (the "Delisting Resolution") at the H Share Class Meeting is passed by holders (excluding PetroChina and the parties acting in concert with it) of Jilin H Shares. The passing of the Delisting Resolution is conditioned on: (a) no less than 75% of the voting shares held by shareholders present at the H Share Class Meeting (excluding PetroChina and the parties acting in concert with it) vote for the resolution; (b) the number of votes cast against the Delisting Resolution at the H Share Class Meeting amounted to not more than 10% of all the votes attaching to the Jilin H Shares held by holders other than PetroChina and parties acting in concert with it.

     2. The H Share Offer receives the effective acceptance of Jilin H Shareholders and Jilin ADS Holders holding no less than 66.67% of voting shares of Jilin.
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Therefore, from the date when this Announcement is published, the general offer by PetroChina to acquire tradable A Shares of Jilin commences and the A Share Offer becomes effective. From the date when this Announcement is published, holders of Jilin A Shares can conduct A share pre-sales through business branches of securities companies where such holders' shares are kept under custody on any trading day within the offer term.

The term of the A Share Offer is from January 9, 2006 to February 12, 2006, totaling 35 calendar days.


METHODS AND PROCEDURES FOR OFFEREES TO FILE PRELIMINARY ACCEPTANCES OF A SHARE OFFER AND WITHDRAWAL OF THEIR PRELIMINARY ACCEPTANCES:

     1.   Acquisition Code: 990005;

     2.   Price open for filed sale of Jilin A Shares: RMB5.25 per Jilin A
          Share;

     3. The maximum number of Jilin A Shares which any investor may file for acceptance for the A Share Offer should be the total number of the Jilin A Shares held in its/his/her shareholder account and not frozen by any judicial authority. Any number of shares in excess of the above filed for acceptance should be void. Any of the Jilin A Shares frozen by any judicial authority should not be filed for acceptance in the A Share Offer;

     4. Any holder of tradable Jilin A Shares who intends to apply for the preliminary acceptance of the A Share Offer or the withdrawal of such acceptance, should, within the trading hours on each trading day during the valid term of the A Share Offer, conduct the relevant preliminary acceptance of the A Share Offer or the withdrawal of such acceptance through the business branch of the securities company who manages its/his/her A Shares under entrustment, and then such business branch of the securities company should carry out the applicable filing process through the SSE trading system. With respect to the subject securities, the contents of a filing instruction should include: code of the subject securities, SSE Member Seat Number of the issuer of the subject securities, account number of the subject securities, serial number of the relevant trading contract, number of the subject securities and the Acquisition Code. During the valid term of the A Share Offer (including the period when the trading in Jilin A Shares is suspended), shareholders of Jilin can carry out the procedures for the filing of their preliminary acceptances to the A Share Offer or the withdrawal of such preliminary acceptances. An acceptance to the A Share Offer or a withdrawal of an
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          acceptance, after being filed, may be withdrawn within the same day on which they are respectively filed;

     5. Any Jilin A Shares filed for acceptance may be filed for sale on the same day. Any Jilin A Shares that are filed for sale but fail to be traded will still be counted as shares filed for acceptance. Where any holder of Jilin A Shares files for an entrusted non-trading disposal of any Jilin A Shares on the same day on which it/he/she files for an acceptance of such Jilin A Shares, the business entrusted by him in his filing will be handled on the basis of the following sequence: first, pledge; then acceptance for offer and at last transfer of entrusted management;

     6. An acceptance for A Share Offer or a withdrawal of an acceptance filed as above, will come into effect on the trading day immediately after it is confirmed by the Shenzhen Branch of China Securities Depository & Clearing Corporation Limited (the "Depositary"). The Depositary will keep any confirmed Jilin A Shares filed for acceptance of A Share Offer under temporary custody and will release any Jilin A Shares kept under its temporary custody immediately upon the acceptance in respect of such shares is withdrawn. Any Jilin A Shares in respect of which the acceptance for A Share Offer has been confirmed by the Depository may not be subject to transfer of entrusted management or pledge;

     7. Where during the valid term of the A Share Offer, any change occurs to the A Share Offer, the acceptances for the A Share Offer previously filed will become void, the Depositary will automatically release the corresponding Jilin A Shares kept under its temporary custody; if any holder of Jilin A Shares accepts the A Share Offer as modified, it/he/she should refile for the same;

     8. Where there is another offer (the "Competitive Offer") for the acquisition of Jilin A Shares that is competitive with the A Share Offer, any holder of Jilin A Shares who previously filed for acceptance of the A Share Offer should, before filing for an acceptance of such Competitive Offer, withdraw its/his/her acceptance for the A Share Offer;

     9. Where during the valid term of the A Share Offer, any of the Jilin A Shares filed for acceptance of the A Share Offer become frozen by any judicial authority, the relevant securities company should withdraw the acceptance in respect of such shares through the SSE trading system before assisting in the freezing of such shares;
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     10.  Before the commencement of trading on each trading day during the valid term of the A Share Offer, the Offeror will disclose on the SSE's Internet website certain information related to acceptances for the A Share Offer and withdrawals of acceptance during the preceding trading day;

     11. On the trading day immediately following the expiry of the valid term of the A Share Offer, the Offeror will entrust Galaxy Securities to deposit in full the total consideration for the acquisition of Jilin A Shares including relevant taxes and charges into the Settlement Reserve Account with the Depositary, and then, by faxing the Application Form for the Transfer of the Tender Offer Performance Guarantee to the Consideration Delivery and Receipt Department of the Depositary, the Offeror should notify the Consideration Delivery and Receipt Department to transfer the A Share Performance Guarantee from the Settlement Reserve Account to the Securities Acquisition Consideration Settlement Account;

     12. On the trading day immediately following the expiry of the valid term of the A Share Offer, the Offeror will apply to the SSE Legal Affairs Department for it to go through the procedures necessary for the confirmation of the transfer of A Shares and submit the relevant materials. The SSE Legal Affairs Department will, within two business days as of the expiry of the valid term of the A Share Offer complete the procedures necessary for the confirmation of the transfer of A Shares;

     13. The Offeror will carry out the procedures necessary for A Share title transfer with the Depositary against the Share Transfer Confirmation issued by the SSE within three (3) business days following the expiry of the valid term of the A Share Offer;

     14. On the third business day following the expiry of the valid term of the A Share Offer, the Offeror will, following the completion of the procedures for the A Share title transfer and relevant funds settlement, publish the result of the Offers in the Securities Times, China Securities Journal, Shanghai Securities News, Hong Kong Economic Times and South China Morning Post and commence the steps to delist Jilin A Shares in accordance with relevant regulations.

After the A Share Offer becomes effective, PetroChina will hold at least 90% of the total equity of Jilin after the valid term of the A Share Offer expires. As a result thereof, in accordance with both the Company Law of the PRC adopted at the Fifth Session of the Standing Committee of the Eighth National People's Congress on December 29, 1993 and amended at the 13th Session of the Standing Committee of
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the 9th National People's Congress on December 25, 1999 and the currently effective Securities Law of the PRC, based on which the Offer Report was made and published, Jilin's equity structure will cease to qualify Jilin as a listed company. Jilin will, therefore, commence the relevant procedures for delisting Jilin A Shares after the expiry of the valid term of A Share Offer.

After the delisting of the Jilin A Shares, PetroChina will acquire remaining Jilin A Shares held by shareholders who do not accept the offer according to the relevant provisions of the Securities Law.


It is hereby announced.



                                                      PETROCHINA COMPANY LIMITED


                                                                 January 6, 2006